Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos 333-205682, 333-192505, 333-179313, 333-150346, 333-132713, 333-114161, 333-87828, 333-63228, 333-43532, 333-32896, 333-65767, 333-63377, 33-45998 and 33-59167 on Form S-8 and Registration Statement Nos 333-216702, 333213503, 333-196441, 333-177726, 333-153634, 333-152163 and 333-147425 on Form S-3 of our report dated March 8, 2018, relating to the consolidated financial statements of Neonode Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Neonode Inc. for the years ended December 31, 2017 and December 31, 2016.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 8, 2018